Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated October 16, 2007, relating to the supplemental consolidated financial statements and financial statement schedule of DCP Midstream Partners, LP (which report expresses an unqualified opinion and includes explanatory paragraphs referring to (1) the preparation of the portion of the DCP Midstream Partners, LP supplemental consolidated financial statements attributable to operations prior to December 7, 2005 from the separate records of DCP Midstream, LLC, and (2) the basis of presentation of the supplemental consolidated financial statements of DCP Midstream Partners, LP to retroactively reflect DCP Midstream Partners, LP’s acquisition of the wholesale propane logistics business and the preparation of the portion of the DCP Midstream Partners, LP supplemental consolidated financial statements attributable to the wholesale propane logistics business from the separate records maintained by DCP Midstream, LLC and (3) the preparation of the portion of the DCP Midstream Partners, LP supplemental consolidated financial statements attributable to the East Texas Midstream Business, Discovery Producer Services, LLC, and a nontrading derivative instrument from the separate records maintained by DCP Midstream, LLC), appearing in the Current Report on Form 8-K dated October 17, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Denver, Colorado
October 19, 2007